EXHIBIT 99.1

                             GRANT PARK FUTURES FUND

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              WEEKLY COMMENTARY FOR THE WEEK ENDED NOVEMBER 5, 2004


The Portfolio posted small gains during a volatile opening to the month of November. The currency sector turned in a strong performance as the U.S. dollar continued its recent sell-off. Positions in stock indices and metals also contributed to the week's gains. Losses stemmed from positions in the financial and energy sectors. Class B units in the Grant Park Futures Fund gained an estimated 0.67% over the first week of the month and are down an estimated 14.11% year-to-date.

Long positions in foreign currencies recorded substantial gains as the market continued to apply selling-pressure to the U.S. dollar throughout much of the session. This week's re-election of President Bush helped to keep the dollar lower as investors sold the greenback over concerns that the budget deficit might continue to expand over the President's second term. Analysts said that worries over deficit spending weighed heavily upon the dollar and were evidenced by the fact that the currency could not rally despite the friendly news that the U.S. economy had unexpectedly added 337,000 jobs to the rolls during the month of October. Long positions in the Canadian dollar, Swiss franc and Australian dollar benefited as each of those currencies advanced more than a cent against the greenback. Long positions in the euro also made gains as that currency recorded an all time high of $1.2950 versus the dollar before closing the week at $1.2946. The British pound and Japanese yen also finished the week higher against the dollar. Additionally, short positions in the U.S. dollar index profited as the contract fell 0.91 cents at the New York Board of Trade.

Long positions in both domestic and foreign stock indices made advances as the higher-than-expected jobs data and a fall in oil prices gave a boost to the equity markets. The data helped to cap off a weekly rally that began early Wednesday morning as it became apparent that the Bush administration had retained the White House. The NASDAQ gained 40.50 points while the S&P added
37.50 points by the Friday close. Lower energy prices led to buying in overseas indices. The Hang Seng rallied 3.37%, the London FTSE gained 2.5%, the Spanish IBEX rose 1.81% while the CAC in Paris was 2% higher for the week.

Long positions in precious metals made gains as the weakness in the U.S. dollar gave way to a substantial rally in the gold market. December gold reached a sixteen-year high of $434.90 per ounce after initially selling off in anticipation of a dollar rally on the jobs news. The contract ended the session at $434.30, a $4.90 increase from last week's close. Silver longs also made gains as that contract finished the week 20 cents higher at $7.50 per ounce.


              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY



                                                  (312) 756-4450 o(800)217-7955
                                                           o FAX (312) 756-4452
Dearborn Capital Management, LLC            Performance Hotline: (866) 516-1574
550 West Jackson Blvd, Suite 1300,             website: www.dearborncapital.com
Chicago, IL 60661                             e-mail: funds@dearborncapital.com

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Prices for fixed income instruments fell over the week. Long positions in the
U.S. Treasury markets lost substantial ground as prices for fixed income instruments sold-off violently in response to the aforementioned U.S. employment report. The Thirty-year bond traded down to 111-00 before rallying to settle the week at 112-08, a loss of 1-19/32s for the session. The Ten-year note established a low of 111-16 before closing at 112-13.5, a little more than one full point lower for the week. Five-year notes were 27.5 tics weaker by the end of the week. Analysts said that while the markets have built-in a quarter-point interest rate rise when the Federal Reserve convenes on November 10, the surprise surge in jobs has given traders reason to speculate that the central bank could move to raise rates again in December. Long overseas positions also lost ground as prices for the euroswiss, the British short sterling and the euribor finished the week lower. Losses also came from longs in the German bunds and British long gilts. As a result of the substantial downward move in the financials, the Fund has reduced its long exposure is this sector going into the new week.

Lastly, long positions in the energy sector experienced setbacks as prices for crude and crude products fell on reports that inventories for crude oil and natural gas were larger than expected. December crude oil ended the week at $49.61 a barrel, a $2.15 fall for the week. The contract posted a weekly low of $48.30. Natural gas was 77.1 cents lower by the end of the week while unleaded gas fell 4.17 cents for the session. Long positions in heating oil sustained losses as that market was 9 cents lower by the Friday close. Long positions in this sector have also been pared and the Fund maintains abbreviated long positions heading into the new week.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY



                                                  (312) 756-4450 o(800)217-7955
                                                           o FAX (312) 756-4452
Dearborn Capital Management, LLC            Performance Hotline: (866) 516-1574
550 West Jackson Blvd, Suite 1300,             website: www.dearborncapital.com
Chicago, IL 60661                             e-mail: funds@dearborncapital.com